UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) June 27, 2013

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(502) 589-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 27, 2013, Florida Gaming Centers, Inc. (“Centers”), the wholly owned subsidiary of Florida Gaming Corporation (the “Company”), received a valuation report from Jefferies LLC. As previously reported, Jefferies was engaged to determine the “Net Company Value” and the “Appraised Value” of Centers in the manner and in accordance with the terms set forth in Section 8 of the Warrant Agreement dated as of April 25, 2011 among Centers, the Company and certain warrant holders named in the Warrant Agreement (the “Report”).

The Net Company Value and Appraised Value were required to determine the repurchase price for the warrants issued pursuant to the Warrant Agreement. The Company’s repurchase of the warrants is a condition to closing the sale of Centers to Silvermark LLC pursuant to the Stock Purchase Agreement among the Company, Centers and Silvermark dated as of November 25, 2012.

As defined in the Warrant Agreement, when calculated in accordance with the sale of Centers, “Net Company Value” means the greater of (i) the net proceeds resulting from the transaction and (ii) the “Appraised Value.” “Appraised Value” means the equity value of Centers that would be realized in a transaction between a willing seller and a willing buyer, neither of which is acting under compulsion and assuming each has full access to relevant information. The warrant repurchase price is determined by multiplying the “Base Percentage” by the Net Company Value. The current Base Percentage is 35%.

The Report indicated an Appraised Value, as defined, of $76.7 million as of May 31, 2013. Because this Appraised Value is greater than the net proceeds that the Company would receive from the Silvermark transaction, the Appraised Value would be the Net Company Value used for determining the warrant repurchase price. Multiplying the Net Company Value by the current Base Percentage would result in a warrant repurchase price of $26.845 million. Because the warrant repurchase price exceeds the proceeds the Company expects to receive from the Stock Purchase Agreement, the Company is evaluating its options.

The foregoing description of the Warrant Agreement is qualified in its entirety by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 25, 2011. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 25, 2012.

On June 28, 2013, Silvermark notified the Company and Centers that it had exercised its right to extend the expiration time under the Stock Purchase Agreement until 11:59 P.M., E.T on July 31, 2013.

As previously disclosed, under the Third Amendment to Stock Purchase Agreement entered into by the parties as of May 8, 2013, if the transactions contemplated by the Stock Purchase Agreement had not been consummated on or before May 31, 2013, then Silvermark has the option to extend the expiration time, from time to time, to no later than 11:59 P.M., E.T. on August 30, 2013 upon written notice to the Company.

Forward-Looking Statements

This report and the exhibits hereto may contain statements that relate to future events and expectations which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” “will likely result,” or other words of similar meaning. All statements that reflect expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning gaming industry growth or other trend projections, anticipated financial results or operating performance, and statements about the Company’s or Centers’ outlook and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. The Company disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

FLORIDA GAMING CORPORATION

Date: July 3, 2013	By:	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer